Exhibit 99.1

                         [DEL PHARMACEUTICALS INC LOGO]


FOR IMMEDIATE RELEASE                     CONTACT:
---------------------                     --------
JUNE 10, 2005                             Anne Nugent 516 844-2048
                                          anugent@dellabs.com


                       DEL PHARMACEUTICALS RECALLS ORAJEL
                        TODDLER YELLOW MANUAL TOOTHBRUSH

Uniondale, NY - Del Pharmaceuticals, Inc. is initiating a voluntary recall of all lots of the Orajel Toddler Yellow Manual Toothbrush. This decision has been made following receipt of 5 reports of elastomeric heads of these toothbrushes breaking during use. A broken toothbrush head could pose a choking hazard to a young child. Although the company has received no reports of injuries, in the interest of ensuring child safety, Del has decided to voluntarily recall the Toddler Yellow Toothbrushes.

Consumers who have the Toddler Yellow Manual Toothbrush should stop use and return it to the company for a full refund.

The product has been sold at retail drugstores and supermarkets in the United States since August 2004. The toothbrush is yellow, with yellow rubber-like bristles. There is a picture of a dancing bear on the handle.

Although the toothbrush was extensively tested prior to launch and found to meet established child use and abuse testing guidelines, it has been determined that the head can break under certain use conditions. The brushes are being recalled to eliminate this risk.

Del Pharmaceuticals is committed to the quality and safety of all the products that it sells. This decision, to discontinue the Toddler Manual Toothbrush and issue this voluntary recall, is in accordance with that commitment.

Consumers desiring a refund of the product should contact Del's Consumer Affairs department by phone at 1 800 818-1915 or via email at consumer_relations@orajel.com

It should be noted that only the Orajel Toddler Yellow Manual Toothbrush is affected by this announcement. Both the Baby Orajel Manual Toothbrush and the Orajel Toddler Battery Toothbrush are unaffected and should continue to be used.



                  726 EAB Plaza, Uniondale, New York 11556-0726